Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements listed below of our report for Old National Bancorp dated February 22, 2023, with respect to the December 31, 2022 consolidated balance sheet and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for the two year period ended December 31, 2022, appearing in this Annual Report on Form 10-K/A.

1.Form S-3 No. 333-272312 pertaining to the registration of Old National Bancorp’s securities on a universal shelf registration statement;
2.Form S-3 No. 333-281521 pertaining to the Old National Bancorp Stock Purchase and Dividend Reinvestment Plan;
3.Form S-4 No. 333-276362 pertaining to the registration of equity securities in connection with the acquisition of CapStar Financial Holdings, Inc.;
4.Form S-8 No. 333-152769 pertaining to the Old National Bancorp 2008 Incentive Compensation Plan;
5.Form S-8 No. 333-161395 pertaining to the Old National Bancorp Employee Stock Purchase Plan;
6.Form S-8 No. 333-267737 pertaining to the Old National Bancorp 2008 Incentive Compensation Plan;
7.Form S-8 POS No. 333-257536 pertaining to the registration of equity securities in connection with the acquisition of First Midwest Bancorp, Inc.;
8.Form S-8 No. 333-272313 pertaining to the Old National Bancorp Employee Stock Purchase Plan;
9.Form S-8 POS No. 333-276362 pertaining to the registration of equity securities in connection with the acquisition of CapStar Financial Holdings, Inc.

/s/ Crowe LLP

Louisville, Kentucky
August 15, 2024